Exhibit (h)(5)(e)

AMENDMENT 4

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Admin Agreement as of April 1, 2023 (the “Effective Date”):

Term	Means
“Admin Agreement”	The Administration, Bookkeeping, and Pricing Services Agreement between ALPS and the Trust, on behalf of the Funds, dated September 8, 2015, as amended
“SS&C” or “ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Clarkston Funds” or “Funds”	Clarkston Fund Clarkston Partners Fund Clarkston Founders Fund

Except as amended hereby, all terms of the Admin Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Funds

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss

Name:	Kenneth Fullerton	Name:	Lucas Foss

Title:	Authorized Representative	Title:	President

Exhibit (h)(5)(e)

Schedule A to this Amendment

Amendments

As of the Effective Date, the Admin Agreement is amended as follows:

1.	Section 2(a) is deleted in its entirety and replaced with:

(a)	In consideration for the services to be performed hereunder by ALPS, the Trust, on behalf of each Fund, shall pay ALPS the fees in accordance with the fee letter(s) (the “Fee Letter”), which may be amended from time to time. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds’ investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined by ALPS to be materially different from what each Fund’s investment adviser originally provided to ALPS and/or in cases where ALPS provides services to additional funds as agreed upon and identified in Appendix A.

As of the Effective Date, the Amendment to Admin Agreement dated April 16, 2016, is amended as follows:

1.	Item 2 (referring to Appendix C) is deleted in its entirety and replaced with “[Intentionally removed]”.

2.	Appendix C is deleted in its entirety.

As of the Effective Date, Master Report Modernization Addendum of the Admin Agreement, is amended as follows:

1.	All references to “Appendix II”, as applied to the Admin Agreement, replaced by “Fee Letter”.

2.	Appendix II, as applied to the Admin Agreement, is deleted in its entirety.

As of the Effective Date, Master Liquidity Risk Management Addendum of the Admin Agreement dated October 31, 2019, is amended as follows:

1.	Item 2 (Compensation) is deleted in its entirety and replaced with:

2.	Compensation. In consideration of the Additional Services performed under this Addendum, the Trust shall pay ALPS the fees listed in the Fee Letter. During each year of the term of the Agreement as applicable to that Agreement, unless the parties shall otherwise agree, the fee that would be charged for the Additional Services would be the base rate fee (as reflected in the Fee Letter) subject to an annual cost of living adjustment as provided in the Fee Letter.

2.	All references to “Appendix II”, as applied to the Admin Agreement, replaced by “Fee Letter”.

3.	Appendix II is deleted in its entirety.

As of the Effective Date, Amendment 3 of the Admin Agreement dated February 18, 2021, is amended as follows:

1.	Item 3 of Schedule A is deleted in its entirety.

Exhibit (h)(5)(e)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Admin Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Admin Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Admin Agreement.